Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

FREQUENCY THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	3,569,198(2)	$1.90(3)	$6,781,476.20	$92.70 per million dollars	$628.64

Total Offering Amounts					$6,781,476.20		$628.64

Total Fee Offsets							$—

Net Fee Due							$628.64

(1)

Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Common Stock, par value $0.001 per share (“Common Stock”), which become issuable under the Frequency Therapeutics, Inc. 2019 Incentive Award Plan (the “2019 Plan”) and the Frequency Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock split, stock dividend, recapitalization, or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents (a) 1,476,789 shares of Common Stock available for issuance under the 2019 Plan and an additional 1,723,211 shares of Common Stock that may become issuable under the 2019 Plan pursuant to its terms and (b) 369,198 shares of Common Stock available for issuance under the ESPP.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 11, 2022.